Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Registration Statement on Form S-1 of our report dated September 15, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the preparation of the financial statements of DCP Midstream Partners Predecessor from the separate records maintained by Duke Energy Field Services, LLC) relating to the financial statements of DCP Midstream Partners Predecessor, appearing in the Prospectus, which is part of this Registration Statement, and relating to the financial statement schedule appearing elsewhere in this Registration Statement.
We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Denver, Colorado
September 15, 2005